CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2013 (the “Effective Date”), by and between David Finke (the “Executive”) and Homeland Energy Solutions, LLC, an Iowa limited liability company (the “Company”).

WHEREAS, the Company desires to maintain continuity in its management as the Company entertains potential transactions that could result in a change in control of the Company; and

WHEREAS, the Executive desires to continue employment with the Company provided such assurances are made with respect to a potential change in control of the Company.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.
Term. The term of this Agreement shall commence on the Effective Date and shall continue for so long as the Executive is employed by the Company (the “Term”). The Executive's employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of this Agreement and any other agreement between the Executive and the Company.

2.	Definitions. Terms used in this Agreement and not otherwise defined shall have the following meanings:

2.1    “Base Salary” shall mean the Executive's annual base salary, as in effect from time to time.

2.2    “Cause” shall mean:

(a)the Executive's willful failure to perform his duties, which are ordinary and typical of the Executive's position based on the size and nature of the Company's business (other than any such failure resulting from incapacity due to the Executive's Disability) which occurs after the Effective Date of this Agreement;

(b)the Executive's willful failure to comply with any valid and legal directive of the Company's board of directors which occurs after the Effective Date of this Agreement;

(c)the Executive's willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company which occurs after the Effective Date of this Agreement;

(d)the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(e)the Executive's conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive's ability to perform services for the Company or results in material harm to the Company;

(f)the Executive's violation of a material policy of the Company which occurs after the Effective Date of this Agreement; or

(g)any material failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Term, if such failure causes material harm to the Company which failure by the Executive occurs after the Effective Date of this Agreement.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

2.3    “Change in Control” shall mean occurrence of any of the following:

(a)    one person (or more than one person acting as a group) acquires ownership of membership units of the Company that, together with the membership units held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the membership units of the Company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's membership units and acquires additional membership units;

(b)    consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's membership units immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition;

(c)    consummation of a reorganization, merger, consolidation or statutory exchange of the Company's membership units, unless immediately following such reorganization, merger, consolidation or statutory exchange, all or substantially all of the individuals and entities who were the beneficial owners of the Company's membership units immediately before such reorganization, merger, consolidation or statutory exchange beneficially own, directly or indirectly, more than 70% of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger, consolidation or statutory exchange in substantially the same proportion as was their ownership, immediately before such reorganization, merger, consolidation or statutory exchange; or

(d)    the sale of all or substantially all of the Company's assets.

2.4    “COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985.

2.5    “Disability” shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

2.6    “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive's written consent, and such actions are taken without Cause by the Company:

(a)    a ten percent (10%) or greater reduction in the Executive's Base Salary;

(b)    a ten percent (10%) or greater reduction in the Executive's Target Bonus opportunity;

(c)    a relocation of the Executive's principal place of employment by more than fifty (50) miles, except for required travel on Company business to an extent substantially consistent with the Executive's business travel obligations as of the date of relocation;

(d)    any material breach by the Company of any material provision of any other agreement between the Executive and the Company;

(e)    the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(f)    a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is subject to a Disability or as required by applicable law) taking into account the Company's size, status as a public company and capitalization as of the date of this Agreement.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

2.7    “Target Bonus” shall mean the annual bonus payable pursuant to the Company's Executive Compensation Plan then in effect.

2.8    “Termination Date” shall mean the date on which either the Company or the Executive provides notice, to the address set forth below in Section 13, that the Executive's employment with the Company is being terminated.

3.Change in Control Termination.

3.1    If the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within twenty-four (24) months following a Change in Control, the Executive shall be entitled to receive the following:

(a)    a payment equal to two (2) times the sum of the Executive's Base Salary for the year in which the Termination Date occurs, which shall be paid in a lump sum within sixty (60) days of the Termination Date; and

(b)    a lump sum payment equal to the Executive's Target Bonus for the fiscal year in which the Termination Date occurs, which shall be paid within sixty (60) days following the end of the fiscal year for which the Target Bonus relates.

3.2    If the Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the fifth (5th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the thirty-six-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

3.3    Notwithstanding the terms of any bonus, incentive or other award agreements, as applicable:

(a)    all unvested outstanding amounts owed pursuant to the Company's Executive Compensation Plan shall become fully vested and the restrictions thereon shall lapse upon the Termination Date; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect;

(b)    all outstanding unvested membership unit options/stock appreciation rights granted to the Executive during the Term shall become fully vested and exercisable for the remainder of their full term; and

(c)    all outstanding equity-based compensation awards other than membership unit options/stock appreciation rights shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect.

3.4    Notwithstanding the foregoing, the Executive shall be entitled to the payments set forth in Sections 3.1, 3.2 and 3.3 of this Agreement in the event the Executive is terminated by the Company without Cause during the twelve (12) months prior to a Change in Control, if the termination was in any way motivated by an attempt by either the Company or any party acquiring control of the Company to avoid paying the benefits provided to the Executive pursuant to this Agreement.

4.Section 280G.

4.1    If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 4 or otherwise) as if no Excise Tax had been imposed.

4.2    All calculations and determinations under this Section 4 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5.Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Iowa without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Iowa, county of Chickasaw. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

7.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

9.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

10.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.    Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafer, any remaining payments shall be paid without delay in accordance with their original schedule.

12.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

13.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Homeland Energy Solutions, LLC
Attn: Chief Executive Officer
2779 Highway 24
Lawler, Iowa 52154

If to the Executive:

David Finke
1606 Rubble Road
Waverly, Iowa 50677

14.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes or any withholding obligation related to any court order or similar authority, in order for the Company to satisfy any tax or other withholding obligation it may have under any applicable law or regulation.

15.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

16.    Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY	EXECUTIVE

HOMELAND ENERGY SOLUTIONS, LLC

/s/ James Boeding	/s/ David Finke
By: James Boeding	David Finke
Its: Chairman of the Board